Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Lavanya Sareen
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5656

Jan 5, 2016

Alaska Air Group Reports December 2015 and Full-Year Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported December 2015 and year-end operational results on consolidated basis, and for its subsidiaries, Alaska Airlines and Horizon Air. Detailed information is provided below.

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported a 9.9 percent increase in traffic on a 12.2 percent increase in capacity compared to December 2014. Load factor decreased 1.7 points to 83.3 percent. These statistics include flights operated by Alaska and those under capacity purchase arrangements, including Horizon, SkyWest and a small third-party carrier in the state of Alaska.
The following table shows the operational results for December and full-year 2015, compared to the prior-year periods:

	December			Full Year
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	2,732	2,559	6.8%	31,883	29,278	8.9%
Revenue passenger miles RPM (in millions)	2,976	2,707	9.9%	33,578	30,718	9.3%
Available seat miles ASM (in millions)	3,574	3,184	12.2%	39,914	36,078	10.6%
Passenger load factor	83.3%	85.0%	(1.7) pts	84.1%	85.1%	(1.0) pts

ALASKA AIRLINES - MAINLINE
Alaska reported a 9.8 percent increase in traffic on a 12.1 percent increase in capacity compared to December 2014. Load factor decreased 1.8 points to 83.6 percent. Alaska also reported 85.3 percent of its flights arrived on time in December, compared to the 80.0 percent reported in December 2014.

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The following table shows Alaska's operational results for December and full-year 2015, compared to the prior-year periods:

	December			Full Year
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	1,965	1,830	7.4%	22,869	20,972	9.0%
RPMs (in millions)	2,694	2,453	9.8%	30,340	27,778	9.2%
ASMs (in millions)	3,221	2,874	12.1%	35,912	32,430	10.7%
Passenger load factor	83.6%	85.4%	(1.8) pts	84.5%	85.7%	(1.2) pts
On-time arrivals as reported to U.S. DOT	85.3%	80.0%	5.3 pts	86.4%	86.0%	0.4 pts

HORIZON AIR
Horizon reported a 0.5 percent decrease in traffic on a 0.9 percent increase in capacity compared to December 2014. Load factor decreased 1.1 points to 79.7 percent. Horizon also reported 66.6 percent of its flights arrived on time in December, compared to the 81.0 percent reported in December 2014.
The following table shows Horizon's operational results for December and full-year 2015, compared to the prior-year periods:

	December			Full Year
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	658	652	0.9%	7,910	7,455	6.1%
RPMs (in millions)	188	189	(0.5)%	2,305	2,207	4.4%
ASMs (in millions)	236	234	0.9%	2,886	2,780	3.8%
Passenger load factor	79.7%	80.8%	(1.1) pts	79.9%	79.4%	0.5 pts
On-time arrivals	66.6%	81.0%	(14.4) pts	82.8%	88.0%	(5.2) pts

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves more than 100 cities through an expansive network in the United States, Canada, Mexico and Costa Rica. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Airline Satisfaction Study for eight consecutive years from 2008 to 2015. Alaska Airlines’ Mileage Plan also ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power 2014 and 2015 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit Alaska Airlines’ newsroom at www.alaskaair.com/newsroom.

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